Exhibit 99.4

AGREEMENT REGARDING FUNDING

THIS AGREEMENT REGARDING FUNDING (this “Agreement”) is made as of October 28, 2004, by Walnut Investment Partners, L.P., a Delaware limited partnership (“Investor”), in favor of Home Products International, Inc., a Delaware corporation (the “Company”).

RECITALS

A. The Company and Storage Acquisition Company, L.L.C., a Delaware limited liability company (“Storage”), have entered into that certain Acquisition Agreement, dated as of the date hereof (the “Acquisition Agreement”), providing for, among other things, the acquisition of common stock of the Company by Storage as provided in the Acquisition Agreement (the “Acquisition”).

B. Investor is a member of Storage.

C. As a material inducement for the Company to enter into the Acquisition Agreement, Investor desires, pursuant to the terms and conditions described herein, to provide this Agreement regarding funding of Storage.

NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein have the meanings provided in the Acquisition Agreement. As used in this Agreement, the following terms have the meanings given below:

a. “Aggregate Contributions” means the amount equal to sum of (a) the aggregate amount of all cash contributions by all investors in Storage prior to the Share Acceptance, plus (b) the product of (i) the aggregate number of shares of common stock of the Company contributed to Storage by all investors in Storage prior to the Share Acceptance, multiplied by (ii) Two and 25/100 Dollars ($2.25).

b. “Cash Contribution” means the aggregate amount of all cash invested in or contributed to Storage by Investor.

c. “Share Value” means an amount equal to the product of (a) the number of shares of common stock of the Company contributed to Storage, multiplied, by (b) Two and 25/100 Dollars ($2.25).

2. Walnut agrees that it shall, prior to the Share Acceptance, invest in or contribute to, or cause to be invested in or contributed to, Storage any combination of shares of common stock of the Company and cash such that the sum of its Share Value plus its Cash Contribution is not less than Three Million One Hundred Seventy Nine Thousand Three Hundred and Forty-Five and 00/100 Dollars ($3,179,345.00), or such lesser amount as is sufficient to cause Storage to hold, at the time of the Share Acceptance, Aggregate Contributions available for payment of the aggregate Offer Price of not less than Seventeen Million Seven Hundred Twenty Seven Thousand Five Hundred Thirty and 00/100 Dollars ($17,727,530.00).

3. This Agreement shall remain and continue in full force and effect until the Expiration Date (as defined below), at which time, the obligations of the Investor under this Agreement shall cease, become null and void and be of no further force or effect. As used in this Agreement, “Expiration Date” means the earliest to occur of: (a) payment in full of the Offer Price for all Shares purchased pursuant to the Offer under the Acquisition Agreement; and (b) the termination of the Acquisition Agreement pursuant to Section 7.01 thereof.

4. This Agreement may not be amended, modified, waived, discharged or terminated orally or by course of conduct, but only by an instrument in writing duly executed by both the Company and Investor. No waiver by the Company of any default or any other event shall be effective unless in writing, nor shall it operate as a waiver of any other default or of the same default on a future occasion. No delay or omission by the Company in exercising any of its rights, remedies, powers and privileges hereunder and no course of dealing between the Company and Investor shall be deemed a waiver by the Company of any of its rights, remedies, powers or privileges, even if such delay or omission is continuous or repeated, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof by the Company, or the exercise of any other right, remedy, power or privilege by the Company.

5. This Agreement shall be binding upon and shall inure to the benefit of the Company and Investor and their respective successors and assigns. This Agreement is not intended to confer upon any other person any rights or remedies hereunder, and shall not be assigned by operation of law or otherwise. All rights and remedies of the Company under this Agreement are cumulative and not restrictive of any other rights or remedies available at law or in equity.

6. All notices, requests, claims, demands and other communications given or made under this Agreement shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered if delivered personally or by a nationally recognized overnight courier service or (ii) on the date confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile (with a confirming copy of such communication to be sent as provided in clause (i)), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

(a)	If to Investor, to:

Walnut Investment Partners, L.P.
Attn: Manager
312 Walnut Street, Suite 1151
Cincinnati, Ohio 45202

With a copy to:

Keating, Muething & Klekamp, PLL
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
	Attn:	Edward E. Steiner, Esq.
	Fax:	513-579-6578

(b)	If to Company, to

Home Products International, Inc.
4501 West 47th Street
Chicago, IL 60632
	Attention:	Special Committee of the Board of Directors
Fax: 773-890-0523

with a copy to

Katten Muchin Zavis Rosenman
525 West Monroe Street
Chicago, IL 60661
	Attention:	Maryann A. Waryjas, Esq.
Mark D. Wood, Esq.
Fax: 312-902-1061

7. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8. This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

9. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Each party hereto need not sign the same counterpart. This Agreement to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects and for all purposes as an original and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine as a defense to the formation or enforceability of this Agreement, and each such party forever waives any such defense.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

WALNUT INVESTMENT PARTNERS, L.P.

By:	Walnut Investments Holding Company, LLC,
Its General Partner

By	/s/ James M. Gould
James M. Gould
Manager

SIGNATURE PAGE TO AGREEMENT REGARDING FUNDING

COMPANY:

HOME PRODUCTS INTERNATIONAL, INC.

By	/s/ James E. Winslow
Name:	James E. Winslow
Title:	Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT REGARDING FUNDING